Exhibit 4.1

SECOND AMENDMENT TO THE RIGHTS AGREEMENT

This SECOND AMENDMENT TO THE RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of May 10, 2013, between BMC Software, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”). Except as otherwise provided herein, all capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed thereto in the Rights Agreement.

WHEREAS, the Company and the Rights Agent have entered into that certain Rights Agreement, dated as of May 12, 2012, as amended on May 4, 2013 (as amended, the “Rights Agreement”);

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of May 6, 2013, by and among Boxer Parent Company Inc. (“Parent”), Boxer Merger Sub Inc. and the Company (as amended or supplemented from time to time, the “Merger Agreement”);

WHEREAS, Parent, the Company, Elliott Associates, L.P. and Elliott International, L.P. entered into a Voting Agreement, dated as of May 4, 2013;

WHEREAS, pursuant to Section 27 of the Rights Agreement, at any time prior to the time at which any Person becomes an Acquiring Person, the Company may supplement or amend the Rights Agreement without the approval of any holders of Right Certificates in order to make any provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent;

WHEREAS, the Board of Directors of the Company has determined, in connection with the pending expiration of the Rights Agreement, pursuant to its terms, on the close of business on May 11, 2013 and its consideration of the Merger Agreement, and the transactions contemplated thereby, including the possible extension of the End Date (as defined therein) to February 6, 2014, that it is necessary and desirable to amend the Final Expiration Date of the Rights Agreement to mean the close of business on February 11, 2014;

WHEREAS, the Board of Directors desires to amend the Rights Agreement to more precisely define the exemption of Elliott from the definition of “Acquiring Person” as set forth in the May 4, 2013 amendment to the Rights Plan so as to render the Rights Agreement inapplicable to Elliott as a result of Elliott’s entry into and actions taken in accordance with the Voting Agreement;

WHEREAS, no person has yet become an Acquiring Person and, subject to and in accordance with the terms of this Amendment, the Company has directed and the Rights Agent has agreed to amend the Rights Agreement in certain respects, as more particularly set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree to modify the Rights Agreement as set forth below.

1.	Amendment to Section 1.

1.1 Section 1 of the Rights Agreement is hereby amended and supplemented to include the following definitions in the appropriate location, which shall read as follows:

“Voting Agreement” shall mean the Voting Agreement, dated as of May 4, 2013, by and among Boxer Parent Company Inc., the Company and Elliott (as such agreement is amended or supplemented from time to time).”

“Elliott” shall mean Elliott Associates, L.P. and Elliott International, L.P.

1.2 Section 1 of the of the Rights Agreement is hereby amended and supplemented to revise the definition of “Final Expiration Date” so it shall read as follows:

““Final Expiration Date” shall mean the Close of Business on February 11, 2014.”

2.	Amendment to Section 35.

2.1 The Rights Agreement is hereby amended and supplemented to read as follows:

“Section 35. Exception For Merger Agreement. Notwithstanding any provision of this Agreement to the contrary, as long as the Merger Agreement is not validly terminated, neither a Distribution Date nor a Shares Acquisition Date shall be deemed to have occurred, none of Boxer Parent Company Inc. or Boxer Merger Sub Inc. or any of their Affiliates or Associates, nor any of the Guarantors (as defined in the Merger Agreement) or their subsidiaries nor Elliott Associates, L.P. or Elliott International, L.P. or any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, none of the Rights shall become exercisable and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any adjustments or rights pursuant to, any of Sections 3, 7, 11 or 13 of this Agreement, in any such case by reason of the approval, execution or delivery of (a) the Merger Agreement or the consummation of any of the transactions contemplated thereby or (b) the Voting Agreement or the consummation of any of the transactions contemplated thereby. Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of the approval, execution, delivery or performance of (x) the Merger Agreement or the consummation of any of the transactions contemplated thereby or (y) the Voting Agreement or the consummation of any of the transactions contemplated thereby.”

3.	Amendment to Exhibit C

3.1 Exhibit C of the Rights Agreement is hereby amended to replace the words “May 11, 2013” with the words “February 11, 2014”.

4.	Effective Time of this Amendment

This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

5.	Confirmation of the Rights Agreement

Except as amended or modified hereby, all terms, covenants and conditions of the Rights Agreement as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects.

6.	Governing Law

This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

7.	Counterparts

This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		BMC Software, Inc.

By:	/s/ Mary A. Hayes	By:	/s/ Robert E. Beauchamp
	Name: Mary A. Hayes		Name: Robert E. Beauchamp
	Title: Corporate Governance Manager		Title: Chairman of the Board, President and Chief Executive Officer

Attest:		COMPUTERSHARE TRUST COMPANY, N.A. as Rights Agent

By:	/s/ David Dietrich	By:	/s/ Michael J. Lang
	Name: David Dietrich		Name: Michael J. Lang
	Title: Relationship Manager		Title: Senior Vice President